LICENSE AND TECHNICAL ASSISTANCE AGREEMENT

between

WUHAN BLOWER CO., LTD.

and

MITSUBISHI HEAVY INDUSTRIES, LTD.

Attachment 1: Content of Information
Attachment 2: Possible Collaboration Fields
Attachment 3: Conditions of WBC personnel Training in Japan
Attachment 4: Conditions of MHI personnel dispatch
Attachment 5: Scope & Specification of Components to be supplied by MHI

License and Technical Assistance Agreement

This Agreement made and entered into as of July 5, 2005, between Wuhan Blower Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China, having its principal office at Cang Long dao Science Park East Lake Technology Development Zone, PRC (hereinafter called “WBC”), and Mitsubishi Heavy Industries, Ltd., a corporation organized and existing under the laws of Japan, having its principal office at 16-5, Konan 2-chome, Minato-ku, Tokyo 108-8215 JAPAN (hereinafter called “MHI”).

WITNESSETH:

WHEREAS, MHI and Wuhan Blower Works made a license agreement for Centrifugal Fans and Axial Flow Fans in December 1987, and its extension agreement in January 1998. However, the extension agreement has terminated in 2003, and

WHEREAS, Wuhan Blower Works managed by the government was dissolved and WBC was newly established as a private company in April 2004, and

WHEREAS, MHI has developed certain technologies for Centrifugal Fans and Axial Flow Fans from those licensed to Wuhan Blower Works, and

WHEREAS, for expanding its sales activities in P.R.C., WBC desires to obtain a license to design, manufacture and sell Licensed Product (as hereinafter defined) based on the technologies further developed by MHI as mention above.

WHEREAS, MHI is willing to license WBC the rights of the Licensed Product under the know-how, technical information, owned and controlled by MHI and to furnish WBC with technical services therefore.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article 1.   Definitions

In this Agreement, the following expressions have the following meanings:

1.1	The term “Licensed Product” means AXIAL FLOW FANS for more than 600MW-class developed, designed and commercially produced and sold by MHI as of the date of execution hereof.

1)
The term “Information” means MHI’s proprietary confidential drawings, specifications and other technical information necessary for the design, sales, assembly, installation, operation and maintenance of the Licensed product and any other services rendered hereinafter as described in Attachment 1 “Content of Information.”

1.2	The term “Territory” means the territory of the People’s Republic of China (hereinafter called “PRC”), excluding Taiwan, Hong Kong and Macao.

1.3	“Effective Date” means the date when both parties make signature of this Agreement.

1.4
“Net Sales Price” in respect of a Licensed Product means the total selling price invoiced by WBC to its customers, distributors or dealers in respect of the Licensed Product, less only costs for (i) packing, transportation and shipping insurance, (ii) value added tax and import duty, (iii) the subcontract price for components and/or parts supplied by MHI pursuant to this Agreement, and (iv) components purchased by WBC with no technical relation to Information such as motors. In any case in which the Net Sales Price is reduced by reason of any subsidies, such subsidies shall be added to such Net Sales Price before calculating the Royalty payable to MHI pursuant to Article 4.

1.5
“Unusual Development” shall mean significant development or improvement made by either party regarding Information or Licensed Products, particularly the development or improvement which consumes major expenditure for such development or improvement, or offers a considerable commercial advantage.

1.6
“Technical Collaboration Meeting” means the meeting that shall be held at MHI Nagasaki Machinery Works between MHI and WBC, for three days term at most, once a year maximum, for discussing not about specific projects, but about general technical issues and market strategy.

Article 2.   Grant of Rights

2.1
Subject to the provisions of this Agreement, MHI hereby grants to WBC a non-exclusive right to make, use and sell the Licensed Product in the Territory under the Information owned and controlled by MHI as specified in the Article 1 hereof and technical assistance rendered to WBC pursuant to this Agreement

2.2
WBC may sell the Licensed Product outside the Territory, on condition that WBC shall discuss its conducting sales promotion with MHI in advance and obtain the prior written consent on selling the Licensed Product to outside the Territory from MHI of each project.

2.3	No right to grant a sub-license hereunder to any third parties is granted to WBC without the prior written consent of MHI.

2.4
MHI agrees to supply WBC, upon the request of WBC, with the parts and/or components of the Licensed Product under the terms and prices provided in Article 20 and WBC agrees to purchase such parts and/or components of the Licensed Product from MHI where necessary. The supply of such materials, parts, equipment, tooling and instruments shall be contracted separately.

2.5	MHI shall provide suitable recommended sub-vender list to WBC. Further WBC can purchase any components, any parts outside of Territory from MHI’s recommended sub-vender list with prior consent of MHI.

Article 3.   Technical Assistance

In accordance with any Article of this Agreement, the following technical assistances shall be provided by MHI to WBC to the extent considered necessary by MHI hereunder.

3.1	Technical Documents

MHI, whichever later within sixty (60) days after the Effective Date of this agreement, or within thirty (30) days after MHI’ receipt of 1st installment of the Initial Fee in accordance with Article 4.2.1 hereof; will furnish WBC with such Information as the documentation relating to the Licensed Product listed Attachment 1. Technical Documents means the existing documents that are used in MHI at the Effective Date.

3.2	Training

At the request of WBC, during the term hereof, MHI will accept the one time training in Japan at MHI’s factory for technical instruction and training, according to the terms and conditions in Article 4 and Attachment 3.

Contents of Training shall be limited to;

- Maximum 8 trainees per training mission
- Maximum 30 days per training mission
- 1 training missions

3.3	Engineering Service

3.3.1	Engineering Service in the Territory

At the request of WBC, even in the case of the request from WBC derived from MHI’s recommendation, during the term of this Agreement, under the availability of MHI’s engineer, MHI will provide WBC, in the Territory, with reasonable number of MHI’s technical personnel to assist WBC in manufacturing and/or producing the Licensed Product, according to the terms and conditions in Article 4.5 and Attachment 4.
In case WBC requires MHI to dispatch his personnel to promote WBC sales, MHI agree to dispatch his technical and/or commercial personnel to the Territory under the same condition of this Article.

3.3.2	Engineering Service at MHI’s office in Japan

At the request of WBC by way of e-mail or telefax during the terms of this Agreement, under the availability of MHI’s engineer, MHI will review the works of WBC by MHI’s engineer at their own office in Japan after the technical documents provided to WBC, according to the terms and conditions in Article 4.5 and Attachment 4. In case MHI will accept to render such services, MHI shall inform WBC of the records of Man-Hours for the required services in weekly basis during the period of the service. WBC and MHI shall mutually discuss and agree with the claimed Man-Hours in good faith.

3.4
Personnel of either MHI or WBC during the period that they are on the premises of the other party shall act in accordance with all rules and regulations prevailing on the premises of such other party. However, such personnel of either party shall be considered for any purposes to be an employee of the other.

3.5
All documents, drawings or otherwise assistances delivered or furnished hereunder will be basically in English or sometimes in Japanese due to MHI own reasons as agreed between the parties hereto and contain metrical system measurements, qualities and standards normally used by MHI and giving the necessary standards if necessary, and MHI will not be required to provide interpreters or translating services in any case. If any reasonable doubt appears, MHI agree to clarify it as soon is possible.

3.6	In addition to the Information listed in Attachment 1, MHI and WBC may discuss and conclude further license agreement regarding the technologies as per Attachment 2.

3.7
Based on the request from WBC, under MHI’s engineers’ availability, Technical Collaboration Meeting can be held at Nagasaki, without Engineer Service Fee as per Article 4.5. All of the expense regarding the Collaboration Technical Meeting such as accommodation and transportation shall be born by WBC.

Article 4.   Payment

4.1	License Fee

In consideration of the Licenses granted to Article 2 and of Information provided under Article 3, WBC shall pay to MHI the following initial fee, royalties and charges by T.T. Remitance or Letter of Credit.

4.2	Initial Fee

Initial Fee of JPY 33,000,000 (Thirty Three Million Japanese Yen) shall be paid in the two installments by Letter of Credit;

4.2.1	JPY 13,200,000 shall be paid by WBC to MHI after the Effective Date of this Agreement in the following terms and conditions.
WBC shall open the irrevocable Letter of Credit issued by a first class bank in favor of MHI, covering forty (40) percent of Initial Fee, within 30 days after the Effective Date. The Credit shall be available against MHI’s draft(s) drawn at Sight on the opening bank for 100 percent of the invoiced value accompanied by the copy of this Agreement with endorsements of both parties. Payment shall be effected by the opening bank telegraphic transfer against presentation to them aforesaid draft(s) and document. The Letter of Credit shall be valid until the 60 days after the Effective Date.

4.2.2
JPY 19,800,000 shall be paid by WBC to MHI after WBC receives shipping advice of the Technical Document from MHI. WBC shall 30 days prior to the date of the delivery, open the irrevocable Letter of Credit issued by a first class bank in favor of MHI, covering sixty (60) percent of Initial Fee. The Credit shall be available against MHI’s draft(s) drawn at Sight on the opening bank for 100 percent of the invoiced value accompanied by the copy of the following documents. Payment shall be effected by the opening bank telegraphic transfer against presentation to them aforesaid draft(s) and documents, The Letter of Credit shall be valid until the 30 days after shipment is effected.

-	Airway bill and list of the documentation as per Attachment 1 in one (1) copy each

-	A commercial invoice covering sixty (60) percent of the total Initial Fee in five (5) copies

-	A sight draft covering sixty (60) percent of the total Initial Fee in five (5) copies

The banking charges of both parties incurred in China in the execution of the contract shall be borne by WBC and those incurred outside of china shall be borne by MHI.

4.3	Royalties

Royalties shall he paid as hereinafter provided in respect of all the Licensed Product manufactured and used and/or sold by WBC during the continuance of this Agreement.

4.3.1	Axial Flow Fan

a) Licensed Product sold in Territory
(i)	New project at the rate of 3.0 percent on Net Sale Price

(ii)	After sales service at the rate of 3.0 percent on Net Sales Price

b) Licensed Product sold outside Territory, according to 2.2 hereof

          (i) New project at the rate of 3.5 percent on Net Sale Price

         (ii) After sales service at the rate of 3.5 percent on Net Sales Price

4.3.2	Half year payment and report

Payment of the royalties specified above in this Article shall be made MHI within sixty (60) days after the expiration of each half-yearly period, ending on the 30th day of June and the 31st day of December in each calendar year in respect of the Licensed Product manufactured, used and/or sold in each half-yearly period.

Each payment shall be accompanied by a statement in writing certified as correct by a responsible officer of WBC and showing the number or quantity itemized by each type of Licensed Product, name of customer, name of project, and value with price breakdown into each component covering the purchased components such as motors as well as the licensed components of all the Licensed Product manufactured, used and/or sold by WBC during the relevant half-yearly period.

For the purpose of calculating the amounts due to MHI in respect of the half-yearly periods referred to above, any Net Sales Price of WBC expressed in currencies other than Japanese Yen shall be converted into Japanese Yen based on the nominal central rate quoted by the Bank of China in the Territory on the day next after the end of the half-yearly period in respect of which payment is to be made.

The payment hereof shall be made as per Article 4.7. within 30 days after WBC receives 5 copies of commercial invoice covering the amount of royalty of each half year term.

4.4	Training Fee

Fee for Training as per Article 3.2 shall be included in Initial Fee as per Article 4.2. In case that additional Training would be executed, the compensation shall be made as follows;

WBC shall pay 350,000 Japanese Yen per day inclusive of trainer, training text and necessary facilities.

Amount due pursuant to this provision shall be paid to MHI by WBC within sixty (60) days after 30th day of June and 31st day of December in each year for Training rendered by MHI during the six (6) month period preceding such date. The payment hereof shall be made as per Article 4.7 within 30 days after WBC receives the following documents.

(a)	5 copies of invoice covering 100 percent amount to be paid

(b)	1 original training record certified by representative of WBC and MHI

(c)	1 sight draft covering the above same amount

4.5	Engineering Service Fee

4.5.1	Engineering Service in the Territory

For all personnel furnished by MHI, including commercial personnel for business support, in accordance with Article 3.3 hereof, WBC shall pay 120,000 Japanese Yen per each MHI’s engineer/day.

Amount due pursuant to this provision shall be paid to MHI by WBC within sixty (60) days after 30th day of June and 31rd day of December in each year for the technical services rendered by MHI during the six (6) month period preceding such date.

Personnel dispatched from MHI shall not stay continuously in the Territory more than 183 days.

4.5.2	Engineering Service at MHI’s office in Japan

In case of the Service of MHI rendered at their own office in Japan, after WBC’s receipt of Technical Documents provided by MHI as per Article 3.1, the fee for such services as the above shall be JPY 15,000 per Man-Hour.

4.5.3	Payment for Engineering Service

The payment hereof shall be made as per Article 4.7 within 30 days after WBC receives the following documents.

(a)	5 copies of invoice covering 100 percent amount to be paid

(b)	1 original working record certified by representative of WBC and MHI

(c)	1 sight draft covering the above same amount

4.6
All payments under this Agreement shall be inclusive of withholding tax (income tax) and exclude other taxes imposed on MHI in P.R.C. WBC may deduct from payments of royalties to MHI withholding taxes (income taxes) imposed by the taxation authorities of PRC under the relevant convention between Japan and PRC for the avoidance of double taxation with respect to income tax, provided that WBC provides to MHI tax receipt issued by P.R.C. tax authorities and any other documents if necessary to enable MHI to claim a credit for that withholding tax in Japan. If any other taxes are imposed on MHI in respect of such amounts by authorities of P.R.C. in prevailing laws and regulation, WBC shall compensate MHI for such taxes.

4.7
All of the payments due hereunder shall be made in the currency of Japanese Yen and shall be made by WBC via telegraphic transfer to MHI’s account as specified hereunder, any bank charges incurred in PRC to be borne by WBC:

The Bank of Tokyo-Mitsubishi, Limited / Head Office

7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan

Current deposit account No. 1226623

4.8
WBC shall keep full separate and accurate books and records showing particulars of all the Licensed Products manufactured, used and/or sold. WBC agrees that MHI at MHI’s expense, may designate a representative to audit all royalty reports submitted to MHI and shall give such representative every facility to audit such reports, including opportunity to inspect the factory, the relevant books and records of WBC to the extent necessary for such audit, which books and records shall be retained by WBC and available for inspection.

4.9
Should WBC fail to make any payment due on or before the date specified in this Agreement, then any such payment shall be subject to interest at an annual compound rate of eight percent (8%) from the date such payment is due until the date such payment is made.

Article 5.   Property

5.1
All Information communicated to WBC by MHI shall remain the legal and absolute property of MHI, and WBC undertakes and agrees to cease using such Information upon termination of this Agreement for any reason.

5.2
Upon termination as stipulated in Article 13 and Article 17 of this Agreement, WBC shall immediately cease to use any and all Information and shall immediately return to MHI all documents containing Information furnished by MHI hereunder (without retaining copies thereof), except those documents required by WBC to carry out the orders or contracts expressly referred to in Article 5.2, which documents shall be immediately returned to MHI (without the retaining of copies thereof) after completion of such orders or contracts. The above obligations of WBC shall not apply to Information which WBC can prove:

a)	was in its lawful possession at the time of disclosure to it hereunder and was not acquired directly or indirectly from MHI;

b)	was in the public domain at the time of disclosure to it hereunder or became publicly available after such disclosure through no fault of WBC;

c)	may lawfully become available to WBC from a source other than MHI after disclosure to WBC hereunder.

5.4	WBC shall not file or cause to be filed any application for intellectual property rights in any country of the world, which application is directed to or incorporates any Information.

5.5
WBC agrees that, in the event of a breach or threatened breach by it of the provisions of this Article 5. MHI shall be entitled to an injunction against such breach and to claim damages and any loss of profit or any other indirect or consequential damages that may be suffered as a result of the breach by WBC.

Article 6.   Improvement

6.1
WBC shall have the right to modify or improve the Licensed Product. However, WBC shall have no right to disclose, provide, apply for a patent of or license such modification, improvements or merged technology to any third party.

6.2
Either Party hereto agrees to keep the other Party advised of improvements to the Licensed Products, made during the term of this Agreement, except for Unusual Development, so that each party hereto may, without paying any extra charge, benefit from the other Party’s experience and findings, and pursuant to a non-exclusive royalty-free license to use, manufacture or sell during the term of this Agreement subject to Secrecy obligation stipulated in Article 7 hereof.

However, if either party makes an Unusual developments to Information or Licensed Product, it may in its sole discretion disclose or license such improvement to the other party at an appropriate royalty rate and under other conditions as separately agreed between the Parties, provided that MHI’s Unusual developments listed in Attachment 2 shall be discussed about the license conditions based on the request from WBC.

Article 7.   Secrecy

7.1
All information (including Information) furnished by MHI (hereinafter referred to as “Confidential Information”) shall be treated by WBC as confidential, shall only be disclosed to those employees of WBC who need to know the Confidential Information to the extent necessary for the purposes of this Agreement and who have given a confidentiality undertaking in accordance with Article 7.4, and shall not be disclosed to any third party.

7.2	The secrecy obligations stipulated herein shall remain in full force and effect during and after termination or expiration of this Agreement for any reason.

7.3
The requirements of Article 7.1 shall not apply to any Confidential Information that WBC demonstrates, promptly after receipt from MHI, and to MHI’s satisfaction, is in the public domain or is (at the time of receipt from MHI) already in the lawful possession of WBC.

7.4
WBC shall ensure that it and its successors if any, together with their respective managers and employees shall keep the secrecy obligations hereunder. WBC shall ensure that each of its relevant employees and managers enters into a binding confidentiality agreement with WBC for the protection of all Confidential Information. WBC shall establish, upon consultation with MHI, the information management rules to prevent unauthorized disclosure thereof. Such rules may include, without limitation, limitation of the Person, place and manner for access to Confidential Information, management system of Confidential Information, supervision to implement the rules and penalty in case of violation.

7.5
WBC shall not disclose or allow to be disclosed, to any third party (including subsidiaries and affiliates of WBC), any Confidential Information, including the existence and details of this Agreement, without MHI’s prior written approval. Approval will only be given in as far as it is required for the fulfillment of this Agreement. If such approval is given, WBC shall ensure that the third party involved is bound by and complies with the secrecy obligations hereunder.

7.6
At any time during the Term of this Agreement or following expiration or termination of this Agreement, when MHI reasonably alleges any breach of this Article 7, WHI may audit WBC’s technical documents related to Licensed Products to satisfy itself that WBC has complied with this Article 7.

7.7
In case that WBC or MHI finds any unauthorized disclosure of Confidential Information, the finding Party shall immediately notify the other Party of such unauthorized disclosure. Within a week after the above notification, the Parties shall have a meeting to discuss the countermeasure for minimizing damages and preventing further disclosure. If there is damage caused by WBC’s reason to MHI, WBC shall compensate MHI such damage.

7.8	If unauthorized disclosure occurs by any third party, WBC and MHI shall immediately take action such as suing the party against its disclosure.

7.9
WBC shall have the right to reproduce in whole or in part, the manuals, drawings, sets of procedures, and any documentation containing the information and furnished hereunder by MHI, regardless of whether the same may be copyrighted or otherwise protected as confidential proprietary property; provided, however, that such reproductions shall be for the internal use only to accomplish the purpose of this Agreement by WBC and shall be subject to the same restrictions on use and disclosure as are set forth herein with respect to the applicable manual, drawing, set of procedure or documentation. WBC shall keep accurate records of the number and location of all such reproductions and shall make such records available to MHI for inspection upon reasonable prior written request. All such reproduction shall include any copyright or proprietary labels, legends of notices placed upon or included in the manuals, the Information and documentation by MHI.

Article 8.   (Intentionally left blank)

Article 9.   Warranty

9.1
MHI warrants that the documentation to be supplied by MHI shall be for the latest version of the Licensed Product and shall be entirely identical with the documentation MHI uses his current production of the Licensed Product on the Effective Date of this Agreement.

9.2
MHI warrants that the documentation to be supplied by MHI shall be complete, correct, uniform, legible and dispatched in time according to the stipulation contained in Article 3.1 and Attachment 1 to the Agreement. The relevant definitions are as follows:

9.2.1
The term “complete” means that the documentation to be supplied by MHI shall include all documents of the Licensed Product as stipulated in Attachment 1 to the Agreement and shall be exactly the same as the documentation MHI uses in his own factories.

9.2.2	The term “correct” means that the documentation to be supplied by MHI shall be accurate.

9.2.3	The term “uniform” means that the documentation to be supplied by MHI shall have uniform symbols, standards and specifications, etc.

9.2.4	The term “legible” means that the drawings, graphs, words, symbols, etc. in the documentation to be supplied by MHI can be read easily.

9.3
If WBC finds that the documentation supplied by MHI is not in conformity with the stipulations of Article 9.2 of the Agreement, MHI shall, within the shortest possible time, but not later than 30 (thirty) days after receipt of WBC’s written notice, dispatch free of charge to WBC the missing, or correct, or uniform, or legible documentation. However reply to the request will take more than 30 days due to the reason of its difficulty such as research, design concept etc., MHI will inform WBC the time of reply in writing.

9.4	If MHI fails to dispatch the documentation specified in Article 3.1 and Attachment 1, MHI shall pay penalty to WBC at the following rates;

a)	0.1% (Zero point one percent) of the initial fee which stipulated in Article 4.1 for each full week of delay from 1 to 4 weeks.

b)	0.15% (zero point one five percent) of the initial fee which stipulated in Article 4.1 for each full week of delay from 5 to 8 weeks.

c)	0.2% (zero point two percent) of the initial fee which stipulated in Article 4.1 for each full week of delay exceeding 8 weeks.

9.5	The penalty (ies) to be paid by MHI to WBC shall not free MHI from his obligation to continue the delivery of the documentation.

9.6
If delay in delivery of any item of the documentation which WBC deems to be important exceeds six (6) months, WBC shall have the right to terminate the Agreement and MHI shall be obliged to refund to WBC all his payments together with the corresponding interest at the rate of 8% per annum.

9.7
MHI’s liability for damages in the performance of these services furnished to WBC under this Agreement, regardless of whether said damages arise as a breach of warranty, breach of contract, tort, infringement, or otherwise, shall in no event exceed the amount 5% (Five percent) of the Initial Fee paid to MHI by WBC hereunder. In no event will MHI have any liability of any nature for any incidental, special, indirect, consequential, multiplied, exemplary or punitive damages. Except as specified in Paragraph 9.3 and 9.4 hereof, MHI has no further responsibility for any claim with respect to Information and the Licensed Product manufactured and sold by WBC hereunder.

Article 10.   Delivery of documentation

10.1	MHI shall provide two (2) separate acts of technical documents of the technical documents except for reference drawings to WBC.

10.2	Within 24 hears after dispatch of each lot of the Technical Information, MHI shall notify WBC by fax the detail of the delivery with detailed packing list of the Technical Information.

10.3
If WBC finds that some listed Technical Information is missing, it shall notify MHI within thirty (30) days after receipt of such Technical Information (first receipt period) and specify which part of Technical Information is missing. Promptly after receipt of such notification, MHI shall ship the missing document to WBC within thirty (30) days free of charge. If no such notification is received by MHI within the first receipt period, the listed Technical Information shall be deemed to have been accepted by WBC in full.

10.4
If the Technical Information is found lost or damaged during air transportation, WBC shall request MHI to supply the Technical Information again; MHI shall ship the lost or damaged Technical Information to WBC within the shortest possible time free of charge, but not later than thirty (30) days after they received the written request from WBC.

Article 11.   Assignment

Neither this Agreement or any of the right and obligation created herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party.

Article 12.   Trademark and Marking

12.1
Nothing contained in this Agreement shall be construed as granting to WBC any right or privilege to use, and WBC shall not use, in any manner whatsoever, the trademark “MITSUBISHI” in logotype or in any other style, or the symbol trademark known as the “Three Diamonds” (words or device), or any other trademarks, owned, controlled or used by MHI, or any other word or mark similar thereto.

12.2
During the term of this Agreement, WBC, however, shall indicate in its advertising and the like in connection with its sales of Licensed Products manufactured or finished pursuant to this Agreement the legend “Manufactured under license from Mitsubishi Heavy Industries, Ltd.” in equally sized lettering on Licensed Products manufactured hereunder in the manner and to the extent from time to time approved in writing by MHI; provided, however, that Licensed Products bearing such plate shall conform in all respects to the designs and quality standards established by MHI. If MHI determines that its applicable designs and/or quality standards for Licensed Products are not complied with by WBC, MHI shall have the right to forbid the use of such nameplate by WBC until such time as MHI is satisfied that its applicable designs and quality standards for Licensed Products are being wholly complied with by WBC.

12.3	Upon expiration or termination for any reason of this Agreement, WBC shall immediately cease any use of such nameplate and phrase as provided for in Paragraph 12.2 above.

Article 13.   Termination

13.1	This Agreement may be terminated:

2)
by either Party upon sixty (60) days written notice if the other Party shall violate any of the provisions or conditions of this Agreement and shall fail to discontinue or remedy such violation within the said period of sixty (60) days;

3)
by either Party immediately if the other Party shall become insolvent or unable to pay its debts as they mature, shall institute a bankruptcy or insolvency proceeding or have such a proceeding instituted against it which is not dismissed within thirty (30) days, shall make an assignment for the benefit of creditors, or shall commence dissolution or liquidation proceedings;

4)
by MHI immediately upon written notice being given, in the event that WBC shall transfer all or any substantial part of its manufacturing plants for Licensed Products or cease its business activities relating to Licensed Products;

5)
by MHI immediately upon written notice being given, if control of WBC shall pass, directly or indirectly, into the hands of a third party handling products considered by MHI to be competitive with Licensed Products; or

6)
by MHI immediately upon written notice being given, if the shareholding in WBC shall be substantially modified or if WBC shall come under the control of management other than that controlling WBC at the date of this Agreement, and if MHI’s interest shall be damaged by such modification of shareholder or change of management control.

13.2
Expiration or termination for any reason of this Agreement shall not in any case operate to relieve either of the Parties from its responsibility to fulfill any obligations under the provisions of this Agreement which shall have accrued to such Party prior to the time of such expiration or termination.

13.3
Upon expiration or termination for any reason of this Agreement, all licenses and rights granted under this Agreement shall cease, and WBC shall discontinue manufacture, use, sale or other disposition of Licensed Products or any part of Licensed Products in any way (including but not limited to obtaining the license from the other Party for the purpose of continuing to use MHI’s technology licensed under this Agreement), and shall return all Confidential Information to MHI subject, however, to the following:

1)
WBC may continue to complete the manufacture of, and may sell, Licensed Products for which orders have been received or contracts executed by WBC prior to the date of the expiration or termination of this Agreement, on condition that WBC shall, within thirty (30) days following such expiration or termination of this Agreement, make payments of royalties and reports as provided in Article 4 in respect of the said orders or contracts.

To the extent of such completion of said orders or contracts, but only to that extent, all provisions of this Agreement shall survive such expiration or termination and continue in full force and effect.

2)
If this Agreement is not terminated prior to the expiry of the Term, then the Parties may discuss all the terms and conditions and agree for the continuation of the license granted under this Agreement for a further period.

13.4
Expiration or termination for any reason of this Agreement shall not affect WBC’S obligations with respect to confidential treatment of Information as provided in Article 7 and Article 12 and all provisions of this Agreement pertaining to such confidentiality shall survive such expiration or termination and continue in full force and effect.

Article 14.   Force Majeure

14.1
If either of the parties to the Contract prevented from executing the Contract by such cases of force majeure as war, serious fire, flood, typhoon, earthquake and other cases which will be recognized by both parties upon agreement as being cases of force majeure, the time for implementing of the present Contract shall be extended by a period equivalent to the effect of the occurrences.

14.2
The prevented party shall inform the other party as soon as possible by cable or telex and airmail by registered letter a Certificate issued by competent authorities concerned within 14 days of the occurrence of force majeure for the examining and confirmation of the other party.

14.3	The prevented party shall inform the other party as soon as possible by cable or telex of the termination or elimination of the case of force majeure and confirmed by registered airmail.

Article 15.   Arbitration

Both parties will settle the differences, if any, through friendly discussion. If such discussion fails, the difference shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators (one appointed by each Party and the third chosen by the first two arbitrators) as amended from time to time. The place for such arbitration shall be London, England. The arbitration award be final and binding on both party, and both party shall act accordingly. The arbitration fee shall be borne by the losing party except otherwise shall be continuously executed by both parties except the part of the Agreement which is under arbitration.

Article 16.   Governing Law

This Agreement and all questions of construction, validity and performance under this Agreement shall be governed by English law.

Article 17.   Period of Agreement

This Agreement shall be deemed to come into effort on the Effective Date defined-hereinafter and unless sooner terminated under any other provision herein contained shall continue in force for a period of ten (10) years, and shall continue thereafter for succeeding periods of 5 years unless terminated by either party by giving written notice to the other by registered mail stating the intention to terminate this Agreement not less than three (3) months prior to the expiration of said ten (10) year period or of any such succeeding period.

Article 18.   Ratification and Effective Date

18.1	This Agreement shall become effective on the date when this Agreement has been executed by both parties hereto.

18.2
In the event that either parties’ government approval is required for the effectiveness of this Agreement, this Agreement shall become effective on the date of such approval. Both parties will be entitled to terminate this Agreement unless such government approval is obtained within three (3) months after the execution of this Agreement.

Article 19.   Competitive Products

WBC agrees that it will exert its best effort for promoting the business of the Licensed Product in the Territory.

Article 20.   Subcontract for components

20.1
WBC shall sub-contract to MHI the supply of components for Licensed Products as itemized below, if orders received or contracts executed by WBC requires the following components being imported from outside the Territory;

Price of components not mentioned in the followings shall be discussed and agreed, referring to the following prices.

[Items & Prices of components to be subcontracted from MHI (For 600MW Class Axial Flow Fan)]

(1)	Forced Draft Fan (Model No. ML-H1-R118/260)

	(A)	Rotor, Hydraulic Cylinder (1) Fan	JPY	10,697,000-
(Parts/Item No.: 1, 3, 4, 5, 13(*), 15)

	(B)	Pilot Valve/Sleeve (1) Fan	JPY	1,550,000-
(Parts/ItemNo.:13)

	(C)	Others (1) Fan	JPY	2,558,000-
(Parts/Item No.:6-12, 14)

	(D)	Roller Bearing for one (1) Fan	JPY	1,650,000-

(2)	Induced Draft Fan (Model No. ML-H1-R155/300

	(A)	Rotor, Hydraulic Cy1inder (1) Fan	JPY	18,893,000-
(Parts/Item No.: 1, 3, 4, 5, 13(*), 18)

	(B)	Moving Blade (Casting) (1) Fan	JPY	9,985,000-

	(C)	Pilot Valve/Sleeve (1) Fan	JPY	1,740,000-
(Parts/Item No.: 13)

	(D)	Others (1) Fan	JPY	8,332,000-
(Parts/Item No.:6-12, 14-17)

	(E)	Roller Bearing for one (1) Fan	JPY	1,530,000-

(3)	Primary Air Fan (Model No. ML-H2-R112/170)

	(A)	Rotor, Hydraulic Cylinder (1) Fan	JPY	13,145,000-
(Parts/Item No.:2, 3, 4, 5, 7, 8, 9, 10, 15(*), 21)

	(B)	Pilot Valve/Sleeve (1) Fan	JPY	1,333,000-
(Parts/Item No.:15)

	(C)	Others (1) Fan	JPY	5,288,000-
(Parts/Item No.:6, 11-14, 16-20)

	(D)	Roller Bearing for one (1) Fan	JPY	2,000,000-

(4)	Boost Up Fan (Model No.ML-H1-R236/440)

	(A)	Rotor, Hydraulic Cylinder (1) Fan	JPY	74,551,000-
(Parts/Item No.: 13, 4, 5, 13(*), 18)

	(B)	Moving Blade (Casting) (1) Fan	JPY	28,428,000-

	(C)	Pilot Valve/Sleeve (1) Fan.	JPY	1,594,000-
(Parts/Item No.: 13)

	(D)	Others (1) Fan	JPY	11,627,000-
(Parts/Item No.; 6-12, 14-17)

(Note)	(1)	All components supplied by MHI shall be delivered CIF Shanghai Port in accordance with Incoterms 2000 and unloading work at the port of destination shall be by WBC.

(2)	When Roller Bearing alone needs to be sourced from outside of the Territory, WBC can procure the Roller Bearing from other source than MHI.

(3)	Delivery schedule of subcontracted component shall be agreed in each subcontract.

(4)
The above prices are for the components of the Fan of Model as specified above. In case that the component which is subcontracted in accordance with this agreement is for the Fan of different Model from the above; prices thereof shall be quoted by MHI and agreed by both parties in each subcontract.

(5)	Detail scope of work of the above components is specified in Attachment 5.

(6)	The above prices shall be valid until 31 March, 2007. Thereafter, the prices shall be quoted by MHI and agreed by both parties.

20.2
Payment Terms for components subcontracted to MHI shall be made by the irrevocable Letter of Credit, and the detailed terms and conditions of the Letter of Credit shall be in accordance with the relevant project subcontract.

20.3
WBC shall supply any part of Product, other than the components to be supplied by MHI, as required by the project. MHI shall not bear any responsibility for the quality and performance for those components which are not supplied by MHI. MHI shall bear liability to WBC for the quality and performance for those components supplied by MHI in accordance with the relevant project subcontract.

Article 21.   No agency Relationship

Nothing contained in this Agreement shall be construed to institute any of agency relationship between the parties hereto.

Article 22.   Entire Agreement and Variations

This Agreement constitutes the entire and only agreement between the parties hereto and no variation, modification or alteration of any of the terms of this Agreement shall be of any effect unless in writing signed by the authorized officer or representative on behalf of each of the parties hereto.

Article 23.   Notices

All notices provided for herein shall be in writing and considered given when sent by registered mail,

if to WBC:	Liu Shu Peng
Vice General Manager
Advanced Engineering of Professor Rank
Wuhan Blower Co., Ltd.
Cang Long dao Science Park East Lake Technology
Development Zone, Wuhan, P.R.C

if to MHI:	Masaki Hirose
Manager, Business Development and Strategic Planning Group
Mitsubishi Heavy Industries, Ltd.
3-1, Minatomirai 3-Chome, Nishi-ku, 220-8401, Japan

Yasuo Nagashima
Acting General Manager, Sales Department
Nagasaki Shipyard and Machinery Works
1-1, Akumoura-machi, Nagasaki, 850-8610, Japan

or to such addresses either party shall from time to time, furnished in writing to other for such purpose.

Article 24.   Attachments

All the attachment of this Agreement are integral part of this Agreement and have the same force as the Train agreement.

NOW WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly and legally authorized officers or representatives in two (2) originals with same force and effect on the day and year first above.

Mitsubishi Heavy Industries, Ltd.	Wuhan Blower Co., Ltd.

/s/ Eiichi Ishii	/s/ Xu Jie
Eiichi Ishii	Xu Jie
General Manager, Power Systems	President
International Operations Department	General Manager
Power Systems Headquarters